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                                                                    EXHIBIT 10.4



Kevin M. McMullen
President and
Chief Operating Officer

                                 January 6, 2000



Mr. Kevin M. Byrne
St. Huberts Close, Gerrards Crossing
Buckinghamshire, England SL9 7ER

Dear Kevin:

On behalf of OMNOVA Solutions Inc., I am pleased to offer you the following promotional opportunity:

1. You will be employed as the President of Decorative Products. In this capacity, you will report to me and will devote your full time and efforts to the performance of those duties customarily performed in this capacity, subject to the direction of the Chairman and Chief Executive Officer, the Chief Operating Officer, and the Board of Directors ("Directors") of OMNOVA and in compliance with OMNOVA's published policies and directives. At the next meeting, the Directors will elect you as a corporate officer.

2.     Your assignment will be effective January 1, 2000.

3. Your compensation will comprise of a base salary and an incentive bonus for each fiscal year (i.e., December 1 through November 30) as follows:

       (a) Your initial base salary will be $240,000 and thereafter, will be subject to review and pro-rata adjustment at the end of OMNOVA's 2000 fiscal year and each subsequent fiscal year in accordance with OMNOVA's established practice. Your base salary will be payable in twenty-four semi-monthly installments in accordance with OMNOVA's regular pay practices.

       (b) You will be eligible to participate in OMNOVA's Executive Incentive Compensation Program, beginning with OMNOVA's 2000 fiscal year. Based on OMNOVA's achievement of specified objectives and OMNOVA's evaluation of your personal performance, you will have the opportunity to earn an incentive bonus in an amount ranging up to 100% of your base salary and payable in cash and shares of OMNOVA's stock. Bonuses are payable in January or February following the end of OMNOVA's fiscal year and in accordance with OMNOVA's regular pay practices and discretion of the Chief Operating Officer.

       (c) All bonus payments under the Executive Incentive Compensation Program require that you be employed by OMNOVA on the date of the payment.



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Kevin M. Byrne
January 6, 2000
Page 2


4. You will be eligible to participate in OMNOVA's Long-Term Incentive Program and you will be deemed to be a participant therein commencing with the 2000 period. Current performance measures are earnings per share growth, and a copy of the new OMNOVA LTIP program will be provided to all participants shortly. Performance targets will be confirmed, at which time a copy of the program will be given to our participants. If OMNOVA achieves specified performance goals, you will be entitled to receive an incentive award of shares of OMNOVA's stock having a value which equals 20% of your average annual compensation during the performance period.

5. OMNOVA will provide relocation assistance according to its Relocation Assistance Program for transferring employees from your present home in Buckinghamshire, England to the greater Akron, Ohio area. We anticipate this move to commence sometime in June 2000, after your high school senior has graduated. It is our understanding you will be able to expense business trips between your headquarters in Fairlawn, Ohio, and your present office in England on a prudent basis to keep contact with your family. You will also be afforded a company apartment in the greater Akron area to assist you in your temporary lodging. This apartment will be for six (6) months and can be extended upon approval by myself and Gregory T. Troy, Senior Vice President, Human Resources. Contact for initiating and managing your relocation will be Charlotte Sideri, Director, Benefits at (330) 869-4317.

6. The term of your employment will be indefinite in duration and, therefore, subject to termination at will by notice from you or OMNOVA. In the event that (i) your employment is terminated by OMNOVA for reasons other than cause or due to disability or mandatory retirement, and (ii) you execute an Enhanced Employment Separation Agreement (as defined under the Involuntary Separation Plan), you will be eligible to receive separation pay in the form of continuing base salary (at the rate in effect on the date of termination) and earned Executive Incentive Compensation (at an amount no less than the previous incentive compensation period). This total cash compensation will be payable at the times regular salary payments are payable, subject to normal tax withholding; for a period not to exceed the shortest of (i) 12 months from your date of termination, (ii) until you obtain "Comparable Employment (as determined under the Involuntary Separation Plan)."

7. The Company will also enter into a severance agreement with you containing the standard terms and conditions utilized for the Company's executive officers and containing an additional provision which requires that any amount which may become payable under the severance agreement be offset by any amount which may be paid under this employment agreement as a result of the termination of your employment to a change in control.

8. Your position allows you to voluntarily select participation with AYCO, a financial planning management firm. Although the corporation expenses the majority of the fee, individual contributions are required. A separate information packet on AYCO will be provided to you.

9. Although country club membership is restricted to existing corporate memberships, every effort will be made to provide you access to club usage as part of your business responsibilities. As memberships become open or become transferable, you will have priority.


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10.    Due to your current expatriate status, you will not be removed from your current provisions until you physically depart, which is anticipated in June 2000. You will be afforded Ernst and Young tax planning assistance for calendar year 2000 and calendar year 2001, if needed.


If the foregoing is satisfactory to you, please indicate your agreement by signing and remitting a duplicate copy of this letter to Gregory T. Troy, Senior Vice President, Human Resources.

Kevin, I'm excited about the opportunity for your professional career and the contributions you can make to our long-term goals. Our OMNOVA team will be faced with many challenges this year and I am looking forward to our partnership as we solve them together.

                                         Yours truly,

                                         /s/ Kevin McMullen

                                         Kevin McMullen
                                         President and Chief Operating Officer


Agreed and accepted this     6th     day of January 2000.
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/s/ Kevin M. Byrne
------------------------------------
Kevin M. Byrne

cc:    C. Sideri
       G. Troy
       D. Wagers